Exhibit 5.2

April 12, 2013

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

Ladies and Gentlemen:

I have acted as special counsel to Yarde Metals, Inc., a corporation (the “Company”), and have acted as such in connection with the offering by Reliance Steel & Aluminum Co., a California corporation (“Reliance”), of its 4.500% Senior Notes due 2023 (the “Notes”), pursuant to the registration statement on Form S-3 (File No. 333-187666) (the “Registration Statement”) and the prospectus contained therein filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement dated April 9, 2013 relating to the Notes (with the supplement, the “Prospectus”). The Notes will be issued pursuant to an Indenture among Reliance, the subsidiary guarantors named therein (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), dated April 12, 2013, as supplemented by a First Supplemental Indenture thereto dated April 12, 2013 (as supplemented, the “Indenture”). The Notes will be guaranteed by the Company and each of the other Guarantors (the “Guarantees”).

In connection with the opinions expressed below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Prospectus, the Indenture, the Company’s articles of incorporation, as amended, and bylaws, and such agreements, documents, certificates and statements of government officials and other papers as I have deemed necessary or advisable as a basis for such opinions. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. In making my examination of executed documents and documents to be executed, I have assumed (i) that the parties thereto (other than the Company) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein, which I have not independently established or verified, I have relied upon statements and representations of officers and representatives of the Company.

Based upon the foregoing, it is my opinion that:

1.                                      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

2.                                      The Company has the corporate power under the laws of the State of Connecticut to create, enter into and perform its obligations under the Indenture.

3.                                      The Indenture and the Guarantee therein have been duly authorized by the Company and, when (i) the Indenture has been duly authorized, executed and delivered by each other party thereto; (ii) the specific terms of the Notes have been duly established in accordance with the Indenture; and (iii) the Notes have been duly authorized, executed and delivered by Reliance and authenticated by the Trustee in accordance with the applicable Indenture and the applicable underwriting or other agreement against payment therefor, the Guarantee will be a valid and binding obligation of the Company enforceable in accordance with its terms as provided in the Indenture.

The foregoing opinions are limited to the law of the State of Connecticut. I express no opinion as to the laws of any other state or jurisdiction.

The foregoing opinions are subject to the following qualifications:

1.              The opinions expressed above are qualified to the extent that the legality, validity or enforceability against the Company of any provisions of the Indenture or the Guarantee or of any rights granted to you pursuant thereto may be subject to and affected by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, equitable subordination, moratorium or other laws affecting the rights of creditors generally.

2.              The enforceability of the Company’s obligations under the Indenture and the Guarantee are subject to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to Reliance’s current report on Form  8-K on the date hereof and its incorporation by reference into the Registration Statement. In addition, I consent to the reference to my name under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Davis Polk & Wardwell LLP, special counsel to Reliance, may rely upon this opinion in connection with the offering of the Notes and the Guarantees.

Very truly yours,

/s/ Andre D. Dorval
ANDRE D. DORVAL

ADD/mmg